EXHIBIT 99.1

August 24, 2021
Victor H. Mendelson (305) 374-1745 ext. 7590
Carlos L. Macau, Jr. (954) 987-4000 ext. 7570

HEICO CORPORATION REPORTS A 33% INCREASE IN QUARTERLY OPERATING CASH FLOW AND 17% QUARTERLY ORGANIC NET SALES GROWTH AS THE COMMERCIAL AEROSPACE INDUSTRY CONTINUES TO RECOVER
3rd Quarter of Fiscal 2021 Net Income up 42% on Operating Income Increase of 47% and Net Sales Increase of 22%

HOLLYWOOD, FL and MIAMI, FL -- HEICO CORPORATION (NYSE: HEI.A) (NYSE: HEI) today reported an increase in net income of 42% to $76.9 million, or $.56 per diluted share, in the third quarter of fiscal 2021, up from $54.3 million, or $.40 per diluted share, in the third quarter of fiscal 2020. Net income was $218.2 million, or $1.58 per diluted share, in the first nine months of fiscal 2021, as compared to $251.7 million, or $1.83 per diluted share, in the first nine months of fiscal 2020.

While net income, operating income and net sales in the third quarter and first nine months of fiscal 2021 were adversely affected by the COVID-19 global pandemic (the "Pandemic") as discussed below, those impacts are declining over time. Improvement in commercial aerospace market conditions has been evidenced by four consecutive quarters of sequential growth in net sales and operating income at the Flight Support Group.

Net sales increased 22% to $471.7 million in the third quarter of fiscal 2021, up from $386.4 million in the third quarter of fiscal 2020. Operating income increased 47% to $100.8 million in the third quarter of fiscal 2021, up from $68.4 million in the third quarter of fiscal 2020. The Company's consolidated operating margin increased to 21.4% in the third quarter of fiscal 2021, up from 17.7% in the third quarter of fiscal 2020.

Net sales were $1,356.3 million in the first nine months of fiscal 2021, as compared to $1,360.8 million in the first nine months of fiscal 2020. Operating income was $277.9 million in the first nine months of fiscal 2021, as compared to $287.6 million in the first nine months of fiscal 2020. The Company's consolidated operating margin was 20.5% in the first nine months of fiscal 2021, as compared to 21.1% in the first nine months of fiscal 2020.

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EBITDA increased 36% to $123.9 million in the third quarter of fiscal 2021, up from $91.0 million in the third quarter of fiscal 2020. EBITDA was $347.9 million in the first nine months of fiscal 2021, as compared to $353.7 million in the first nine months of fiscal 2020. See our reconciliation of net income attributable to HEICO to EBITDA at the end of this press release.

Consolidated Results

Laurans A. Mendelson, HEICO’s Chairman and CEO, commented on the Company's third quarter results stating, "We are very pleased to report much improved quarterly operating results within both Flight Support and Electronic Technologies. Consolidated operating income and net sales in the third quarter of fiscal 2021 improved 47% and 22%, respectively, as compared to the third quarter of fiscal 2020, which was the quarter in which our operating results were most negatively affected by the Pandemic. Our performance principally reflects quarterly consolidated organic net sales growth of 17%, and the favorable impact from our fiscal 2020 and 2021 acquisitions.

Earlier this month, we announced that Flight Support acquired 89% of Ridge Engineering, Inc. and The Bechdon Company, Inc. The purchase price of these acquisitions was paid in cash using cash on hand and we expect these acquisitions to be accretive to our earnings per share within the first twelve months following closing.

Our total debt to shareholders' equity ratio improved to 17.4% as of July 31, 2021, as compared to 36.8% as of October 31, 2020. Our net debt (total debt less cash and cash equivalents) of $117.1 million as of July 31, 2021 to shareholders’ equity ratio improved to a very low 5.3% as of July 31, 2021, down from 16.6% as of October 31, 2020, which provides the Company with substantial acquisition capital in the balance of our $1.5 billion revolving credit facility and other available capital.

Our net debt to EBITDA ratio improved to .25x as of July 31, 2021, down from .71x as of October 31, 2020. During fiscal 2021, we successfully completed four acquisitions and have no significant debt maturities until fiscal 2024. We plan to utilize our financial strength and flexibility to aggressively pursue high quality acquisitions of various sizes to accelerate growth and maximize shareholder returns.

Cash flow provided by operating activities was very strong, increasing 33% to $124.0 million in the third quarter of fiscal 2021, up from $93.1 million in the third quarter of fiscal 2020. Cash flow provided by operating activities remained strong, increasing 12% to $334.1 million in the first nine months of fiscal 2021, up from $299.0 million in the first nine months of fiscal 2020.

Looking ahead to the remainder of fiscal 2021 and to fiscal 2022, we remain cautiously optimistic that the ongoing worldwide rollout of COVID-19 vaccines will positively influence commercial air travel and will benefit the markets we serve. But, as we’ve all learned, it is difficult to predict the Pandemic’s path and effect, including factors like

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vaccination rates and new variants, which can impact our key markets. Therefore, we feel it would not be responsible to provide fiscal 2021 net sales and earnings guidance at this time. However, our ongoing conservative policies, strong balance sheet, and high degree of liquidity enable us to invest in new research and development, execute on our successful acquisition program, and position HEICO for market share gains as the industry recovers."

Flight Support Group

Eric A. Mendelson, HEICO's Co-President and President of HEICO's Flight Support Group, commented on the Flight Support Group's third quarter results stating, "We are very pleased to report quarterly increases of 250% and 33% in operating income and net sales, respectively, as compared to the third quarter of fiscal 2020. These substantial increases principally reflect increased demand for the majority of our commercial aerospace products and services resulting from some recovery in global commercial air travel as compared to the prior year. This marks the fourth consecutive quarter of sequential growth in net sales and operating income at the Flight Support Group.

The Flight Support Group's net sales increased 33% to $237.1 million in the third quarter of fiscal 2021, up from $178.2 million in the third quarter of fiscal 2020. The net sales increase is principally from organic growth of 32%. The organic growth is mainly attributable to increased demand for our commercial aerospace products across all of our product lines.

The Flight Support Group's operating income increased 250% to $42.1 million in the third quarter of fiscal 2021, up from $12.0 million in the third quarter of fiscal 2020. The operating income increase principally reflects the previously mentioned net sales growth and an improved gross profit margin principally from the previously mentioned increased demand for our commercial aerospace products. Additionally, we had a decrease in bad debt expense due to certain commercial aviation customers filing for bankruptcy protection in the third quarter of fiscal 2020 as a result of the Pandemic's financial impact.

The Flight Support Group's operating margin improved to 17.7% in the third quarter of fiscal 2021, up from 6.7% in the third quarter of fiscal 2020. The operating margin increase principally reflects the previously mentioned increase in net sales, improved gross profit margin, and lower bad debt expense.

The Flight Support Group's net sales were $666.7 million in the first nine months of fiscal 2021, as compared to $731.2 million in the first nine months of fiscal 2020. The net sales decrease in the first nine months of fiscal 2021 is principally organic and reflects lower demand for the majority of our commercial aerospace products and services resulting from a decline in global commercial air travel attributable to the Pandemic.

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The Flight Support Group's operating income was $103.4 million in the first nine months of fiscal 2021, as compared to $121.6 million in the first nine months of fiscal 2020. The operating income decrease principally reflects the previously mentioned lower net sales, as well as higher performance-based compensation expense and the impact from fixed cost inefficiencies stemming from the Pandemic, partially offset by a decrease in bad debt expense.

The Flight Support Group's operating margin was 15.5% in the first nine months of fiscal 2021, as compared to 16.6% in the first nine months of fiscal 2020. The operating margin decrease principally reflects an increase in SG&A expenses as a percentage of net sales mainly from the previously mentioned higher performance-based compensation expense and fixed cost inefficiencies, partially offset by the previously mentioned lower bad debt expense."

Electronic Technologies Group

Victor H. Mendelson, HEICO's Co-President and President of HEICO’s Electronic Technologies Group, commented on the Electronic Technologies Group's third quarter results stating, "Despite the Pandemic continuing to moderate demand for certain of our products, we are pleased to report quarterly increases of 14% and 11% in net sales and operating income, respectively, as compared to the third quarter of fiscal 2020. These operating results reflect the impact from our profitable fiscal 2020 and 2021 acquisitions, as well as strong quarterly organic net sales growth for the majority of our products.

The Electronic Technologies Group's net sales increased 14% to $239.5 million in the third quarter of fiscal 2021, up from $210.9 million in the third quarter of fiscal 2020. The net sales increase principally resulted from our fiscal 2020 and 2021 acquisitions as well as organic growth of 5%. The organic growth principally reflects increased demand for our other electronic, defense, medical, and commercial aerospace products, partially offset by decreased net sales of commercial space products.

The Electronic Technologies Group's operating income increased 11% to $69.0 million in the third quarter of fiscal 2021, up from $61.9 million in the third quarter of fiscal 2020.
The operating income increase principally reflects the previously mentioned net sales growth, partially offset by a slightly lower gross profit margin mainly from a decrease in net sales of commercial space products.

The Electronic Technologies Group's operating margin was 28.8% in the third quarter of fiscal 2021, as compared to 29.4% in the third quarter of fiscal 2020. The operating margin decrease principally reflects the previously mentioned lower gross profit margin.

The Electronic Technologies Group's net sales increased 11% to a record $706.2 million in the first nine months of fiscal 2021, up from $638.3 million in the first nine months of fiscal 2020. The net sales increase principally reflects our fiscal 2020 and 2021 acquisitions as well as organic growth of 2%. The organic growth principally reflects

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increased demand for our other electronic and defense products, partially offset by decreased net sales of our commercial aerospace and space products.

The Electronic Technologies Group's operating income increased 8% to a record $200.4 million in the first nine months of fiscal 2021, up from $184.9 million in the first nine months of fiscal 2020. The operating income increase principally reflects the previously mentioned net sales growth, partially offset by a lower gross profit margin mainly from a less favorable product mix for defense products and a decrease in net sales of commercial space products, partially offset by an increase in net sales of other electronic products.

The Electronic Technologies Group's operating margin was 28.4% in the first nine months of fiscal 2021, as compared to 29.0% in the first nine months of fiscal 2020. The operating margin decrease principally reflects the previously mentioned lower gross profit margin."

Non-GAAP Financial Measures

To provide additional information about the Company's results, HEICO has discussed in this press release its EBITDA (calculated as net income attributable to HEICO adjusted for depreciation and amortization expense, net income attributable to noncontrolling interests, interest expense and income tax expense), its net debt (calculated as total debt less cash and cash equivalents), its net debt to shareholders' equity ratio (calculated as net debt divided by shareholders' equity) and its net debt to EBITDA ratio (calculated as net debt divided by EBITDA) which are not prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
These non-GAAP measures are included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses such measures to monitor and evaluate the performance of its business and believes the presentation of these measures enhance an investors’ ability to analyze trends in the Company’s business and to evaluate the Company’s performance relative to other companies in its industry. However, these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for analysis of the Company's financial results as reported under GAAP.

These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate the Company's results of operations in conjunction with their corresponding GAAP measures. Pursuant to the requirements of Regulation G of the Securities and Exchange Act of 1934, the Company has provided a reconciliation of these non-GAAP measures in the last table included in this press release.

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(NOTE: HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) carries 1/10 vote per share and the Common Stock (HEI) carries one vote per share.)

There are currently approximately 81.2 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 54.2 million shares of HEICO's Common Stock (HEI) outstanding. The stock symbols for HEICO’s two classes of common stock on most websites are HEI.A and HEI. However, some websites change HEICO's Class A Common Stock trading symbol (HEI.A) to HEI/A or HEIa.

As previously announced, HEICO will hold a conference call on Wednesday, August 25, 2021 at 9:00 a.m. Eastern Daylight Time to discuss its third quarter results. Individuals wishing to participate in the conference call should dial: U.S. and Canada (833) 377-4220, International (206) 596-9903, wait for the conference operator and provide the operator with the Conference ID 9060175. A digital replay will be available two hours after the completion of the conference for 14 days. To access, dial: (404) 537-3406, and enter the Conference ID 9060175.

HEICO Corporation is engaged primarily in the design, production, servicing and distribution of products and services to certain niche segments of the aviation, defense, space, medical, telecommunications and electronics industries through its Hollywood, Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group. HEICO’s customers include a majority of the world’s airlines and overhaul shops, as well as numerous defense and space contractors and military agencies worldwide, in addition to medical, telecommunications and electronics equipment manufacturers. For more information about HEICO, please visit our website at www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including: the severity, magnitude and duration of the COVID-19 Pandemic; HEICO’s liquidity and the amount and timing of cash generation; lower commercial air travel caused by the COVID-19 Pandemic and its aftermath, airline fleet changes or airline purchasing decisions, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; our ability to introduce new products and services at profitable pricing levels, which could reduce our sales or sales growth; product development or manufacturing difficulties, which could increase our product development and manufacturing costs and delay sales; our ability to make acquisitions

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and achieve operating synergies from acquired businesses; customer credit risk; interest, foreign currency exchange and income tax rates; economic conditions, including the effects of inflation, within and outside of the aviation, defense, space, medical, telecommunications and electronics industries, which could negatively impact our costs and revenues; and defense spending or budget cuts, which could reduce our defense-related revenue. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

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HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended July 31,
	2021	2020
Net sales	$471,707	$386,410
Cost of sales	286,990	242,927
Selling, general and administrative expenses	83,879	75,049
Operating income	100,838	68,434
Interest expense	(1,717)	(2,602)
Other income	162	632
Income before income taxes and noncontrolling interests	99,283	66,464
Income tax expense	15,600	8,900
Net income from consolidated operations	83,683	57,564
Less: Net income attributable to noncontrolling interests	6,794	3,248
Net income attributable to HEICO	$76,889	$54,316

Net income per share attributable to HEICO shareholders:
Basic	$.57	$.40
Diluted	$.56	$.40

Weighted average number of common shares outstanding:
Basic	135,370	134,837
Diluted	137,957	137,234

	Three Months Ended July 31,
	2021	2020
Operating segment information:
Net sales:
Flight Support Group	$237,118	$178,158
Electronic Technologies Group	239,543	210,919
Intersegment sales	(4,954)	(2,667)
	$471,707	$386,410

Operating income:
Flight Support Group	$42,059	$12,021
Electronic Technologies Group	68,997	61,931
Other, primarily corporate	(10,218)	(5,518)
	$100,838	$68,434

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HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Nine Months Ended July 31,
	2021		2020
Net sales	$1,356,260		$1,360,831
Cost of sales	833,336		840,411
Selling, general and administrative expenses	245,053		232,835
Operating income	277,871		287,585
Interest expense	(6,248)		(10,644)
Other income	1,179		934
Income before income taxes and noncontrolling interests	272,802		277,875
Income tax expense	36,400	(a)	9,600	(b)
Net income from consolidated operations	236,402		268,275
Less: Net income attributable to noncontrolling interests	18,244		16,618
Net income attributable to HEICO	$218,158	(a)	$251,657	(b)

Net income per share attributable to HEICO shareholders:
Basic	$1.61	(a)	$1.87	(b)
Diluted	$1.58	(a)	$1.83	(b)

Weighted average number of common shares outstanding:
Basic	135,291		134,676
Diluted	137,837		137,257

	Nine Months Ended July 31,
	2021		2020
Operating segment information:
Net sales:
Flight Support Group	$666,732		$731,189
Electronic Technologies Group	706,182		638,285
Intersegment sales	(16,654)		(8,643)
	$1,356,260		$1,360,831

Operating income:
Flight Support Group	$103,357		$121,597
Electronic Technologies Group	200,419		184,948
Other, primarily corporate	(25,905)		(18,960)
	$277,871		$287,585

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HEICO CORPORATION
Footnotes to Condensed Consolidated Statements of Operations (Unaudited)

(a)During the first quarter of fiscal 2021, the Company recognized a $13.5 million discrete tax benefit from stock option exercises, which, net of noncontrolling interests, increased net income attributable to HEICO by $13.4 million, or $.10 per basic and diluted share.

(b)During the first quarter of fiscal 2020, the Company recognized a $47.6 million discrete tax benefit from stock option exercises, which, net of noncontrolling interests, increased net income attributable to HEICO by $46.3 million, or $.34 per basic and diluted share.

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HEICO CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	July 31, 2021	October 31, 2020
Cash and cash equivalents	$269,816	$406,852
Accounts receivable, net	209,001	210,433
Contract assets	62,400	60,429
Inventories, net	457,172	463,205
Prepaid expenses and other current assets	32,626	24,706
Total current assets	1,031,015	1,165,625
Property, plant and equipment, net	179,101	168,848
Goodwill	1,402,876	1,383,167
Intangible assets, net	545,800	579,041
Other assets	302,843	251,030
Total assets	$3,461,635	$3,547,711

Current maturities of long-term debt	$1,493	$1,045
Other current liabilities	260,724	240,116
Total current liabilities	262,217	241,161
Long-term debt, net of current maturities	385,380	738,786
Deferred income taxes	38,868	55,658
Other long-term liabilities	330,400	280,291
Total liabilities	1,016,865	1,315,896
Redeemable noncontrolling interests	224,684	221,208
Shareholders’ equity	2,220,086	2,010,607
Total liabilities and equity	$3,461,635	$3,547,711

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HEICO CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Nine Months Ended July 31,
	2021	2020
Operating Activities:
Net income from consolidated operations	$236,402	$268,275
Depreciation and amortization	68,816	65,218
Employer contributions to HEICO Savings and Investment Plan	7,366	7,452
Share-based compensation expense	6,354	7,775
Deferred income tax benefit	(16,957)	(9,345)
Increase in accrued contingent consideration, net	1,305	189
Decrease in accounts receivable	3,537	96,258
Increase in contract assets	(1,960)	(15,968)
Decrease (increase) in inventories	7,729	(48,077)
Increase (decrease) in current liabilities, net	19,906	(73,893)
Other	1,605	1,087
Net cash provided by operating activities	334,103	298,971

Investing Activities:
Acquisitions, net of cash acquired	(29,603)	(66,320)
Capital expenditures	(30,124)	(17,472)
Investments related to HEICO Leadership Compensation Plan	(12,400)	(14,600)
Other	3,237	385
Net cash used in investing activities	(68,890)	(98,007)

Financing Activities:
(Payments) borrowings on revolving credit facility, net	(355,000)	177,000
Cash dividends paid	(23,002)	(21,552)
Distributions to noncontrolling interests	(21,853)	(12,187)
Redemptions of common stock related to stock option exercises	(3,687)	(5,330)
Acquisitions of noncontrolling interests	(2,336)	(7,475)
Revolving credit facility issuance costs	(1,468)	—
Proceeds from stock option exercises	4,505	5,345
Capital contributions from noncontrolling interests	534	—
Other	(916)	(1,176)
Net cash (used in) provided by financing activities	(403,223)	134,625

Effect of exchange rate changes on cash	974	2,688

Net (decrease) increase in cash and cash equivalents	(137,036)	338,277
Cash and cash equivalents at beginning of year	406,852	57,001
Cash and cash equivalents at end of period	$269,816	$395,278

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HEICO CORPORATION
Non-GAAP Financial Measures (Unaudited)
(in thousands, except ratios)

	Three Months Ended July 31,
EBITDA Calculation	2021	2020
Net income attributable to HEICO	$76,889	$54,316
Plus: Depreciation and amortization	22,897	21,942
Plus: Net income attributable to noncontrolling interests	6,794	3,248
Plus: Interest expense	1,717	2,602
Plus: Income tax expense	15,600	8,900
EBITDA (a)	$123,897	$91,008

	Nine Months Ended July 31,
EBITDA Calculation	2021	2020
Net income attributable to HEICO	$218,158	$251,657
Plus: Depreciation and amortization	68,816	65,218
Plus: Net income attributable to noncontrolling interests	18,244	16,618
Plus: Interest expense	6,248	10,644
Plus: Income tax expense	36,400	9,600
EBITDA (a)	$347,866	$353,737

	Trailing Twelve Months Ended
EBITDA Calculation	July 31, 2021	October 31, 2020
Net income attributable to HEICO	$280,485	$313,984
Plus: Depreciation and amortization	92,159	88,561
Plus: Net income attributable to noncontrolling interests	23,497	21,871
Plus: Interest expense	8,763	13,159
Plus: Income tax expense	55,800	29,000
EBITDA (a)	$460,704	$466,575

Net Debt Calculation	July 31, 2021	October 31, 2020
Total debt	$386,873	$739,831
Less: Cash and cash equivalents	(269,816)	(406,852)
Net debt (a)	$117,057	$332,979

Net debt	$117,057	$332,979
Shareholders' equity	$2,220,086	$2,010,607
Net debt to shareholders' equity ratio (a)	5.3%	16.6%

Net debt	$117,057	$332,979
EBITDA (trailing twelve months)	$460,704	$466,575
Net debt to EBITDA ratio (a)	.25	.71

(a) See the "Non-GAAP Financial Measures" section of this press release.